EXHIBIT 99.1

Amyris Reports Fourth Quarter and Fiscal Year 2015 Financial Results

  Q4 2015 product sales marked third consecutive quarter of double-digit percentage growth,
  Q4 2015 GAAP revenues of $9.8 million including $5.2 million of product sales, negatively impacted by delay in shipment and revenue recognition of several sales; Q4 revenue of $20.7 million adjusting for these impacts
  Expected 2016 non-GAAP revenue in the $90 million-$105 million range and anticipated benefit to cash flow from planned sale of non-core assets expected to generate approximately $40 million-$60 million in net proceeds.

EMERYVILLE, Calif., March 09, 2016 (GLOBE NEWSWIRE) -- Amyris, Inc. (Nasdaq:AMRS), the industrial bioscience company, today announced financial results for the fourth quarter and fiscal year ended December 31, 2015.

“The fourth quarter resulted in our best renewable product sales quarter to date during 2015 while also highlighting our challenge in completing our product finishing and shipping in time for one of our customers,” said John Melo, Amyris President & CEO.

Continued Melo, “We expect to complete a significant portion of the delayed product shipment during the current quarter with the remainder later in the year and continue to make very good progress in the expansion of our collaboration portfolio. We entered 2016 with key commitments in place for farnesene applications, which represent a substantial percentage of our total planned annual farnesene production volume for 2016. The volumes we expect under these farnesene supply agreements represent initial supplies for high-volume applications, and alone, could fully utilize our Brotas plant through the end of 2016.”

Concluded Melo, “We are focusing on our core business, which is driven by solving supply challenges, delivering innovative products and providing our partners with a strategic advantage underpinned by high-performance, sustainable products.  We expect our key results for 2016 to include divestment of non-core assets that we believe will generate approximately $40 million to $60 million of net proceeds, closing new collaborations in personal care and pharmaceutical industries and delivering on our farnesene supply agreements.”

Business Highlights

Other key operating and development highlights during the fourth quarter and more recently included:

Collaborations

  Continued execution under a milestone-driven, multi-year technology investment agreement with DARPA, with successful completion of initial design paths for hundreds of molecules (which would have historically taken weeks or months to design and now ─ in most cases ─ take a few hours with Amyris’s design methodology)
  Launched Pathways Program providing partners with low-cost, low-risk opportunity to access transformational technology platform utilizing next-generation tools and technologies being developed through Amyris’s agreement with DARPA.

Personal Care and Industrial

  Successfully launched Biossance™ Beauty Brand on HSN February 18, 2016 with better-than-expected sales metrics, leading to increased number of shows planned for 2016 that will feature expanding line of products
  Q4 2015 was a record quarter in squalane shipments and recently-launched hemisqualane has seen positive acceptance from distributors and formulators with rapid growth expected for 2016
  Signed new major agreements with two partners during fourth quarter for farnesene applications related to nutraceuticals and polymers and converted two other partners from collaborations to farnesene supply agreements supporting Brotas plant utilization expectations through 2020
  Expanded Muck Daddy™ market penetration with successful AAPEX and SEMA automotive aftermarket trade shows presence and SCORE International (Baja racing series) and Pirelli World Challenge (PWC racing series) sponsorships.

Financial Performance

Fourth Quarter 2015

  GAAP revenues were $9.8 million, compared with $11.6 million for the fourth quarter of 2014, and $8.6 million for the third quarter of 2015. The increase from Q3 2015 was despite a delay in a large product shipment to a collaboration partner anticipated for Q4 2015. Product sales in Q4 2015 of $5.2 million, compared to $4.7 million in Q4 2014 and $4.2 million in Q3 2015.  Collaboration and grants revenues contributed $4.6 million to total GAAP revenues for the quarter, down from $6.9 million in Q4 2014, and increased from $4.4 million in Q3 2015.
  Cost of products sold increased to $11.3 million for Q4 2015 from $9.3 million for the same period a year ago driven by higher sales, product mix and a higher yielding pilot run of our latest farnesene strain.
  Net loss attributable to Amyris common stockholders for the fourth quarter of 2015 was $41.9 million, or $0.23 per basic share and $0.28 per diluted basis. Included in the fourth quarter net loss were several large non-cash related items, including a net gain from debt extinguishment, changes in fair value of derivatives, impairment of assets and other asset allowances, and a charge related to withholding tax due to conversion of related-party notes. Adjusted net loss, excluding these non-recurring items, and excluding stock-based compensation, was $34.0 million, or $0.16 per basic share.

Fiscal Year 2015

  GAAP revenues for fiscal year 2015 were $34.2 million, compared with $43.3 million for fiscal year 2014 due to the initial large shipment in 2014 of product to a collaboration partner, while our initial large shipment of a product to a collaboration partner expected for Q4 2015 was delayed. Collaboration revenues contributed $19.3 million of total revenues for 2015, compared with $19.8 million for 2014.
  Non-GAAP revenue for fiscal 2015 was $48.5 million compared with $58.9 million for 2014.
  Cost of products sold increased to $37.4 million in 2015 from $33.2 million in 2014 despite the decline in revenue due mainly to an unfavorable product mix in 2015, with declining fuel average selling prices generating losses. A favorable mix change into 2016 is expected to positively impact our product margin profile.
  Net loss attributable to Amyris common stockholders for fiscal year 2015 was $218.0 million, or $1.75 per basic and diluted share. Included in the 2015 net loss were several large non-cash related items, including a loss from debt extinguishment, acceleration of the amortization of debt discount, changes in fair value of derivatives, and impairment of assets and other asset allowances, and a charge related to withholding tax due to the conversion of related-party notes in the aggregate amount of $71.9 million.  Adjusted net loss, excluding these non-recurring items, and excluding stock-based compensation, was $135.7 million, or $1.07 per basic share.
  Cash and cash equivalents at December 31, 2015 were $13.5 million and compared with $43.4 million at December 31, 2014.  The company expects its recent $20 million financing, planned monetization of non-core assets, other potential financing sources, and cash from existing and new collaborations to provide funding for the near term.

FINANCIAL RESULTS AND NON-GAAP INFORMATION

Condensed consolidated financial information has been presented in accordance with GAAP as well as on a non-GAAP basis. Management believes that it is useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management’s internal comparisons to Amyris’s historical performance as well as comparisons to the operating results of other companies. Management believes these non-GAAP financial measures are useful to investors because they allow for greater transparency into the indicators used by management as a basis for its financial and operational decision-making.

Adjusted net income (loss) is calculated using GAAP net income (loss) excluding loss on purchase commitments and impairment of property, plant, and equipment, impairment of intangible assets, stock-based compensation, gains and losses from changes in fair value of derivatives and losses on debt extinguishment, withholding tax related to conversion of related-party notes, and acceleration of debt discount accretion.

Non-GAAP revenue represents GAAP product revenue plus the cash received from collaborations and grants. Non-GAAP revenue is calculated using GAAP revenues and adding the related changes in accounts receivable and deferred liabilities related to revenue recognized for these collaborations and grants to equal funds received during the period, along with any funding associated with collaborations.

Non-GAAP financial information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP in order to understand Amyris’s operating performance. A reconciliation of the non-GAAP financial measures presented in this release, including non-GAAP net income (loss), non-GAAP revenue, and other measures, is provided in the tables attached to this press release.

QUARTERLY CONFERENCE CALL TODAY

Amyris will discuss these results and provide a business update in a conference call scheduled for 4:30 p.m. ET (1:30 p.m. PT) today. Investors may access the call by dialing (866) 516-3867, participant passcode: 56092225.

A live audio webcast of this conference call and accompanying presentation is also available by visiting the investor relations section of the company's website at http://investors.amyris.com. A replay of the webcast will be available at the investor relations section of the company's website approximately two hours after the conclusion of the call.

About Amyris
Amyris is the integrated renewable products company that is enabling the world’s leading brands to achieve sustainable growth. Amyris applies its innovative bioscience solutions to convert plant sugars into hydrocarbon molecules, specialty ingredients and consumer products. The company is delivering its No Compromise® products in focused markets, including specialty and performance chemicals, fragrance ingredients, and cosmetic emollients. More information about the company is available at www.amyris.com.

Forward-Looking Statements

This release contains forward-looking statements, and any statements other than statements of historical facts could be deemed to be forward-looking statements. These forward-looking statements include, among other things, statements regarding future events (such as the company’s expected range of product sales revenues and collaboration cash inflows for 2016, anticipated completion of an expected large sale and shipment of a product to a collaborator and execution and completion of a major new collaboration (and the timelines for each), expected closing of new collaborations in new sectors such as the pharmaceutical industry, monetization of non-core assets (including the expected range of proceeds from such monetization), monetization of non-core assets, and cash from existing and new collaborations to provide funding for the company’s operations in the near term, market acceptance and demand for company products, anticipated sales of farnesene products and expectations for purchases of farnesene produced at the company’s Brotas manufacturing plant, including the percentage of Brotas farnesene production capacity to be represented by such anticipated purchases),that involve risks and uncertainties. These statements are based on management's current expectations and actual results and future events may differ materially due to risks and uncertainties, including the company’s liquidity and ability to fund operating and capital expenses, timing and execution risks associated with manufacturing, uncertainty regarding timing of closing transactions and growth in sales, potential delays or failures in development, production and commercialization of products, Amyris's reliance on third parties to achieve its goals, and other risks detailed in the "Risk Factors" section of Amyris's quarterly report on Form 10-Q filed on November 9, 2015. Amyris disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

Amyris, the Amyris logo, Biossance, and Muck Daddy are trademarks or registered trademarks of Amyris, Inc. All other trademarks are the property of their respective owners.

            -Financial Tables Attached-

Amyris, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	December 31,	December 31,
	2015	2014

Assets
Current assets:
Cash, cash equivalents and short-term investments	$13,512	$43,422
Restricted cash	216	-
Accounts receivable, net	3,514	8,687
Related party accounts receivable	1,666	455
Inventories, net	10,886	14,506
Prepaid expenses and other current assets	5,872	6,534
Total current assets	35,666	73,604
Property, plant and equipment, net	59,797	118,980
Restricted cash	957	1,619
Equity and loans in affiliate	68	2,260
Other assets	13,150	13,635
Goodwill and intangible assets	560	6,085
Total assets	$110,198	$216,183

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$7,943	$3,489
Deferred revenue	6,509	5,303
Accrued and other current liabilities	24,268	13,565
Capital lease obligation, current portion	523	541
Debt, current portion	37,570	17,100
Total current liabilities	76,813	39,998
Capital lease obligation, net of current portion	176	275
Long-term debt, net of current portion	75,457	100,122
Related party debt	43,029	115,239
Deferred rent, net of current portion	9,682	10,250
Deferred revenue, net of current portion	4,469	6,539
Derivative liabilities	51,439	59,736
Other liabilities	7,589	9,087
Total liabilities	268,654	341,246

Amyris, Inc. stockholders’ deficit	(158,065)	(124,452)
Noncontrolling interest	(391)	(611)
Total stockholders' deficit	(158,456)	(125,063)

Total liabilities and stockholders' deficit	$110,198	$216,183

Amyris, Inc.
Condensed Consolidated Statement of Operations
(Unaudited)
(In thousands, except per share data)
	Three Months Ended		Year Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Revenues
Renewables	$4,371	$4,460	$14,032	$22,793
Related party renewables	862	244	864	646
Total product sales	5,233	4,704	14,896	23,439
Grants and collaborations revenue	4,614	6,881	19,257	19,835
Total revenues	9,847	11,585	34,153	43,274
Costs and operating expenses
Cost of products sold	11,317	9,309	37,374	33,202
Loss on purchase commitments, impairment of
assets and other reserves	26,907	658	34,166	1,769
Loss on impairment of intangible assets	5,525	3,035	5,525	3,035
Withholding tax related to conversion of related party notes	4,723	-	4,723	-
Research and development (1)	11,115	12,319	44,636	49,661
Sales, general and administrative (1)	13,403	13,709	56,262	55,435
Total costs and operating expenses	72,990	39,030	182,686	143,102
Loss from operations	(63,143)	(27,445)	(148,533)	(99,828)
Other income (expense):
Gain (loss) from change in fair value of derivatives & debt extinguishment	31,398	95,990	15,146	133,626
Other income (expense), net	(7,987)	(8,505)	(80,013)	(28,226)
Total other income (expense)	23,411	87,485	(64,867)	105,400
Loss before income taxes and loss from investments in affiliates	(39,732)	60,040	(213,400)	5,572
Provision for income taxes	(113)	(125)	(468)	(495)
Net loss before loss from investments in affiliates	(39,845)	59,915	(213,868)	5,077
Loss from investments in affiliates	(2,095)	(1,922)	(4,184)	(2,910)
Net loss	$(41,940)	$57,993	$(218,052)	$2,167
Net loss attributable to noncontrolling interest	22	28	100	119
Net loss attributable to Amyris, Inc. common stockholders	$(41,918)	$58,021	$(217,952)	$2,286
Net loss per share attributable to common stockholders, basic*	$(0.23)	$0.73	$(1.75)	$0.03
Net loss per share attributable to common stockholders, diluted*	$(0.28)	$(0.21)	$(1.75)	$(0.90)
Weighted-average shares of common stock outstanding used in
computing net loss per share of common stock:
Basic	206,661,506	79,148,281	126,961,576	75,472,770
Diluted	220,233,355	146,804,047	126,961,576	75,472,770

(1)	Includes stock-based compensation expense of the following for the periods presented:

Research and development	$530	$885	$2,306	$3,508
Sales, general and administrative	1,640	2,451	6,828	10,597
	$2,170	$3,336	$9,134	$14,105

* Note: Includes $6.4 million and $3.8 million for the three months and year ended, respectively, of an adjustment for gain/loss of warrant exercises.

Amyris, Inc.
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited)
(In thousands, except per share data)
	Three Months Ended		Year Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014

Net loss attributable to Amyris, Inc. common stockholders (GAAP)	$(41,918)	$58,021	$(217,952)	$2,286
Loss on purchase commitments and impairment of
property, plant, and equipment	26,907	658	34,166	1,769
Loss on impairment of intangible assets	5,525	3,035	5,525	3,035
Withholding tax related to conversion of related party notes	4,723	-	4,723	-
Stock-based compensation expense	2,170	3,336	9,134	14,105
(Gain) loss from change in fair value of derivatives & debt extinguishment	(31,398)	(95,990)	(15,146)	(133,626)
Acceleration of debt discount accretion associated with the debt
conversion transaction	-	-	43,802	-
Net loss attributable to Amyris, Inc. common stockholders (Non-GAAP)	$(33,991)	$(30,940)	$(135,748)	$(112,431)

Net loss per share attributable to Amyris, Inc. common stockholders,
basic (GAAP)	$(0.20)	$0.73	$(1.72)	$0.03
Loss on purchase commitments and impairment of
property, plant, and equipment	$0.13	$0.01	$0.27	$0.02
Loss on impairment of intangible assets	$0.03	$0.04	$0.04	$0.04
Withholding tax related to conversion of related party notes	$0.02	$-	$0.04	$-
Stock-based compensation expense	$0.01	$0.04	$0.07	$0.19
Gain (loss) from change in fair value of derivative & debt extinguishment	$(0.15)	$(1.21)	$(0.12)	$(1.77)
Acceleration of debt discount accretion associated with the debt
conversion transaction	$-	$-	$0.35	$-
Net loss per share attributable to Amyris, Inc. common stockholders,
(Non-GAAP)	$(0.16)	$(0.39)	$(1.07)	$(1.49)

Amyris, Inc.
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited)
(In thousands)

	Three Months Ended		Year Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014

Product sales (GAAP & Non-GAAP)
Renewables	$5,233	$4,704	$14,896	$23,439
Product sales (GAAP & Non-GAAP)	$5,233	$4,704	$14,896	$23,439

Grants and collaborations revenue (GAAP)	$4,614	$6,881	$19,257	$19,835
Change in accounts receivable, deferred revenue and fundings associated
with collaborations	(2,614)	(5,931)	14,388	15,639
Collaborations Inflows (Non- GAAP) (1)	$2,000	$950	$33,645	$35,474

Total Revenues (GAAP)	$9,847	$11,585	$34,153	$43,274
Change in accounts receivable, deferred revenue and fundings associated
with collaborations	(2,614)	(5,931)	14,388	15,639
Total Cash Revenue Inflows (Non-GAAP) (1)	$7,233	$5,654	$48,541	$58,913

Research and development (GAAP)	$11,115	$12,319	$44,636	$49,661
Stock-based compensation expense	(530)	(885)	(2,306)	(3,508)
Depreciation and amortization	(1,779)	(1,842)	(7,286)	(7,728)
Research and development (Non-GAAP)	$8,806	$9,592	$35,044	$38,425

Sales, general and administrative (GAAP)	$13,403	$13,709	$56,262	$55,435
Stock-based compensation expense	(1,640)	(2,451)	(6,828)	(10,597)
Depreciation and amortization	(287)	(452)	(1,359)	(1,640)
Sales, general and administrative (Non-GAAP)	$11,476	$10,806	$48,075	$43,198

(1)	The largest differences between the GAAP and non-GAAP collaborations numbers are (i) timing of revenue recognition and (ii) the TOTAL collaboration cash, which is treated as debt for GAAP purposes.

The years ended December 31, 2015 and 2014, both include $10.9 million of funding from TOTAL which is in the form of convertible debt financing as contemplated in the July 2012 Amended Collaboration Agreement with TOTAL.

Contact:

Peter DeNardo
Director, Investor Relations and Corporate Communications
Amyris, Inc.
+1 (510) 740-7481
investor@amyris.com
pr@amyris.com